UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ABIVAX SA

(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Abivax SA 7-11 boulevard Haussmann 75009 Paris France	Not applicable
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
American Depositary Shares, each representing one ordinary share, nominal value €0.01 per share	The Nasdaq Stock Market LLC
Ordinary shares, nominal value €0.01 per share*	The Nasdaq Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-274780

Securities to be registered pursuant to Section 12(g) of the Act:

None.

*

Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC. The American Depositary Shares represent the right to receive ordinary shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Item 1. Description of Registrant’s Securities to be Registered.

Abivax SA (the “Company”) hereby incorporates by reference (a) the description of its ordinary shares, nominal value €0.01 per share, contained under the heading “Description of Share Capital,” (b) the description of its American Depositary Shares, each representing one ordinary share, nominal value €0.01 per share, contained under the heading “Description of American Depositary Shares” and (c) the information set forth under the heading “Material United States Federal Income and French Tax Considerations” in each case, in the Company’s Registration Statement on Form F-1 (333-274780), as originally filed with the Securities and Exchange Commission on September 29, 2023, as amended from time to time (the “Registration Statement”). In addition, all of the above-referenced descriptions included in any prospectus forming a part of the Registration Statement subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Abivax SA

Date: October 18, 2023	By:	/s/ Marc de Garidel
		Name:	Marc de Garidel
		Title:	Chief Executive Officer